EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-265125 on Form S-3 and Registration Nos. 333-162622, 333-162624, 333-07239, 333-129699, 333-28827, and 333-233184 on Form S-8, of our reports dated February 27, 2023, relating to the financial statements of Century Aluminum Company, and the effectiveness of Century Aluminum Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 27, 2023